Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER EARNINGS
AND A 13.5% DIVIDEND INCREASE

Houston (November 14, 2006) -- Adams Resources & Energy, Inc., (AMEX-AE), announced third quarter 2006 unaudited net earnings of $1,677,000 or $.40 per common share. Revenues for the quarter totaled $624,998,000. Current earnings compare to unaudited third quarter 2005 net earnings of $5,297,000 or $1.26 per common share. For the nine-months ended September 30, 2006, net earnings were $9,359,000 or $2.22 per common share. Net cash flow provided by operating activities totaled $23,774,000 for the nine months ended September 30, 2006.

Chairman K. S. “Bud” Adams, Jr. attributed the third quarter 2006 earnings decline to reduced commodity prices for crude oil and natural gas. One of the more significant results of fluctuating crude oil prices was that during the third quarter of 2006, the Company recognized a $1.5 million pre-tax valuation loss on the quantity of crude oil held in inventory. In contrast, during the third quarter of 2005, the Company realized pre-tax gains totaling $1.4 million as the Company liquidated relatively lower priced crude oil inventories into a high priced market.

A summary of operating results is as follows:

	Third Quarter
	2006	2005

Operating Earnings
Marketing	$1,890,000	$5,914,000
Transportation	1,327,000	1,231,000
Oil and gas	1,161,000	1,883,000
General & administrative expenses	(2,110,000)	(1,959,000)
	2,268,000	7,069,000
Interest, net	198,000	29,000
Income tax provision	(789,000)	(2,102,000)
Earnings from continuing operations	1,677,000	4,996,000
Earnings from discontinued operation	-	301,000

Net earnings	$1,677,000	$5,297,000

The Company also announced its Board of Directors has declared an annual cash dividend in the amount of $.42 per common share, payable on December 15, 2006 to shareholders of record as of December 1, 2006. The amount of the dividend is increased by 13.5 percent, or $.05 per share, over last year. Chairman K. S. “Bud” Adams, Jr., said the Company’s continued strength led to the dividend increase.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility (q) demand for chemical based trucking operations and (r) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September		September
	2006	2005	2006	2005

Revenues	$1,708,026	$1,706,845	$624,998	$637,007

Costs, expenses and other	(1,694,070)	(1,692,468)	(622,532)	(629,909)
Income tax provision	(4,597)	(4,622)	(789)	(2,102)

Earnings from continuing operation	9,359	9,755	1,677	4,996

Earnings from discontinued operation	-	279	-	301

Net earnings	$9,359	$10,034	$1,677	$5,297

Earnings per share
From continuing operations	$2.22	$2.31	$.40	$1.19
From discontinued operation	-	.07	-	.07
Basic and diluted net earnings per
common share	$2.22	$2.38	$.40	$1.26

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2006	2005

ASSETS
Cash	$22,312	$18,817
Other current assets	208,661	251,633
Total current assets	230,973	270,450

Net property & equipment	43,495	39,896
Other assets	2,928	2,316
	$277,396	$312,662

LIABILITIES AND EQUITY
Total current liabilities	$193,048	$231,129
Long-term debt	3,000	11,475
Deferred taxes and other	6,333	4,402
Shareholders’ equity	75,015	65,656
	$277,396	$312,662